Exhibit 10.1

March 21, 2023

Robert Kaiden

rkaiden67@gmail.com

Dear Robert,

I am pleased to offer you employment with Inspirato LLC (“Inspirato” or the “Company”) as Chief Financial Offer, effective as of March 21, 2023 (the “Start Date”), reporting to Brent Handler, CEO. This offer letter amends and supersedes the offer letter dated March 17, 2023.

I have outlined the key elements of our employment offer:

•	Annual Salary: $500,000.00. Your position is classified as a salaried, exempt position.

•	Pay Schedule: Semi-monthly (15th and final day).

•	Signing Bonus: You will receive a $200,000.00 signing bonus which will have tax withholding done at the supplemental rate. This bonus is to be paid back to the company on a prorated basis if you leave within your first year of employment.

•	Start Date: March 21, 2023

•	Short Term Incentive Compensation: Beginning in 2024 this position is eligible for the company’s bonus plan at a target bonus percentage of 50% of your annual salary; annual bonuses are calculated based upon company performance metrics and are subject to Board approval.

In 2023, this position is eligible for 75% of the company’s bonus plan at a target bonus percentage of 50% of your annual salary; this bonus will be provided to you in the form of RSU’s and based on board allocation.

•	Equity Compensation: This position is eligible for a one-time new hire equity grant of 1,500,000 shares. You will be eligible for an annual equity grant beginning in 2024, commensurate with other similarly situated executives, through our Equity Incentive Plan. Annual grants are awarded by the Board in Q1 based upon company performance in the year prior. RSU grants vest on a four-year schedule with 1/4 vesting on the one-year anniversary of the grant and 1/16 vesting quarterly thereafter.

This position is eligible for a one-time new hire equity grant of 1,000,000 shares. This RSU grant vests on a two-year schedule with 1/2 vesting on the one-year anniversary of the grant and 1/8 vesting quarterly thereafter.

•	Severance: Your employment at Inspirato will be “at-will.” This means that either you or Inspirato may terminate your employment at any time, with or without cause, with or without notice, and for any reason. The “at-will” term of your employment with Inspirato can only be changed in writing signed by you and the CEO or the CEO’s duly designated representative.

If Inspirato were to terminate your employment without cause, you are eligible for a severance payment equal to twelve (12) months of your base salary and 100% of your annual target bonus upon termination of your employment.

•	Change of Control: If the Company changes ownership, defined as an individual, entity or mor than one (1) person or entity acting as a group acquiring more than 50% of the total voting power of Company stock, AND your employment is terminated without cause in connection with the changes in ownership, the following shall occur:

o       50% of your unvested shares will vest; and

o       You will receive all severance benefits as referenced in this letter

•	Company Health Benefits: You will be eligible for the comprehensive group medical, dental, and vision plans, in addition to participation in our flexible spending accounts, subject to plan terms. Based on the plan you choose, the company may contribute up to 90% of the cost of your monthly premiums. In addition, you are eligible for employer paid benefits such as life insurance, short-term disability and long-term disability. You will be eligible for health and welfare benefits on 1st of the Month Following Start Date.

•	Retirement Plan 401(K): You will be automatically enrolled at a deferral rate of 6% in the company 401K plan, unless you choose to opt-out of the program. Inspirato will match 50% of your contribution up to 6% of your eligible pay (e.g., 3%) with immediate 100% vesting. This match has a $1,500.00 per employee, per year cap.

•	Paid Time Off: At Inspirato, we believe in taking personal responsibility for managing and balancing our individual time off with our workload and results. Instead of accruing or being granted a specific number of days per year, employees have the flexibility to manage their time out of the office (for example, vacation and sick time) on their own, subject to manager approval.

•	Holidays: The following eight (8) holidays will be observed: New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day.

•	Inspirato Employee Familiarization Travel Program: Employees in good standing are eligible for the Employee Familiarization Travel Program following three (3) consecutive months of employment. This program provides you up to one seven (7) day reservations in an eligible Inspirato property per your employment calendar year – subject to seasonal property demands and the company Employee Familiarization Travel Program Terms and Conditions.

•	Executive Travel Benefit: This benefit provides you $75,000 in value of property use per year subject to the Executive Travel Benefit Policy as attached.

•	Proprietary Rights and Inventions Agreement: The Company requires a signed PRIA from all employees.

•	Expenses: All pre-approved travel andv company-related expenses paid by the company.

On your first day of employment, Inspirato will provide additional information about the company’s objectives and policies, benefit programs, general employment conditions and completion of employment and benefit forms. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. The types of acceptable documentation are listed on the Form I-9 of the Immigration and Naturalization Service. Please contact People Operations if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States. Failure to provide appropriate documentation within 72 hours of hire will result in immediate termination of employment in accordance with the terms of the IRCA.

This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at will employee, both you and the Company have the right to terminate your employment at any time, for any reason, with or without cause. In addition, the Company reserves the right to modify any elements of this offer at any time as the business needs change.

This offer letter provides detailed information concerning our total compensation and benefit programs in effect as of your expected Start Date. If you have any questions concerning the benefits for which you will be eligible, please feel free to contact the People Operations team, otherwise please sign and return this letter to Danielle Probst at dprobst@inspirato.com with a courtesy copy to Brent Handler at brent@inspirato.com. This offer shall remain open until 5:00pm MST five days after receipt.

Sincerely,

/s/ Brent Handler
Brent Handler
CEO
Inspirato LLC

By signing below, I acknowledge that I have read and understand this offer of employment, and further agree to all of the provisions set forth above. Further, I understand that my employment is contingent upon successful completion of all pre-employment screening and other similar requirements, execution of the Company’s form of Proprietary Rights and Inventions Assignment Agreement, and any other terms, conditions and/or contingencies imposed on me by the Company during my employment. Finally, I understand and agree that my position with Inspirato is at-will, and that no statement or promise regarding my employment will alter the at-will nature of my position, unless provided to me in writing and signed by an officer of the Company.

/s/ Robert Kaiden	3/21/2023
Robert Kaiden	Date